Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

July 27, 2004

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Appointment of Chief Executive Officer

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that James A. Hughes, currently Unity’s President, has taken on the additional title and role of Chief Executive Officer of Unity Bank and Unity Bancorp. David D. Dallas, acting interim Chief Executive Officer since January 1, 2004, will continue as Chairman of the Board.

“Since joining Unity in December 2000, Mr. Hughes has done an outstanding job and has been instrumental in implementing and executing the Company’s strategic plans. The Unity Board has concluded that Mr. Hughes has proven himself to be an effective leader and is focused on creating shareholder value,” said Mr. Dallas. “Mr. Hughes and his executive staff have a shared vision to bring Unity to a new and higher level of achievments.”

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $491 million in assets and $429 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.